As filed with the Securities and Exchange Commission on May 4, 2026

Registration No. 333-280404

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 _________________________

Post-Effective Amendment No. 1

to

FORM S-3

_________________________

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________

United Homes Group, Inc.

(Exact name of registrant as specified in its charter)

_______________________

Delaware (State or other jurisdiction of incorporation)	917 Chapin Road Chapin, SC 29036 (844) 766-4663 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	85-3460766 (I.R.S. Employer Identification Number)

_________________________

Joel S. Reed

c/o Stanley Martin Homes

11710 Plaza America Drive, Suite 1100

Reston, VA 20190

(844) 766-4663

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies to: Lee Kiser Maynard Nexsen PC 104 South Main Street, Suite 900 Greenville, South Carolina 29601 (864) 370-2211

_________________________

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by United Homes Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•	Registration No. 333-280404, filed with the Commission on June 21, 2024, registering (i) 11,591,664 shares of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), offered by the Company and (ii) 66,652,550 shares of Common Stock, 2,966,664 warrants to purchase Common Stock and $80,000,000 senior convertible promissory notes due 2028 offered by selling securityholders.

Pursuant to the Agreement and Plan of Merger, dated as of February 22, 2026 (the “Merger Agreement”), by and among the Stanley Martin Homes, LLC, a Delaware limited liability company (“Parent”), Union MergeCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct, wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, in the Commonwealth of Virginia, on this 4th day of May, 2026.

UNITED HOMES GROUP, INC.

By:	/s/ Randy L. Kotler
Name: Randy L. Kotler Title: Treasurer and Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement.